CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference of our report dated November 25, 2019 on the financial statements and financial highlights of Alta Quality Growth Fund of the Capitol Series Trust, included in the Annual Report to Shareholders for the fiscal year ended September 30, 2019, in Post-Effective Amendment No. 93 to the Registration Statement under the Securities Act of 1933 (Form N-1A, No. 333-191495), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio

January 28, 2020